Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

Company Contact	Investor Relations Contact	Media Relations
Ian Clements	Lippert/Heilshorn & Associates	Pure Communications
Sr. Director, Corp. Communications	Jody Cain (jcain@lhai.com)	Sheryl Seapy
+1 (858) 202-9000	Kevin Mc Cabe (kmccabe@lhai.com)	+1 (949) 608-0841
+1 (310) 691-7100

SEQUENOM Reports First Quarter 2009 Financial Results

SAN DIEGO, Calif.—April 29, 2009—SEQUENOM, Inc. (NASDAQ: SQNM), today reported its financial results for the quarter ended March 31, 2009.

SEQUENOM reported first quarter 2009 revenues of $8.7 million compared with revenues of $10.6 million reported for the first quarter of 2008. The decrease in revenues for the first quarter was primarily due to a decrease in system sales and services in the company’s genetic analysis business. Net loss for the first quarter of 2009 was $17.5 million, or $0.29 per share, compared with $8.6 million, or $0.19 per share, for the first quarter of 2008. The increase in net loss during the first quarter of 2009 compared with the first quarter of 2008 reflects increased general and administrative expenses and expenses associated with the planned launch of various non invasive prenatal tests.

System revenues were $2.4 million as compared to $3.7 million in the prior period while consumable sales rose modestly (1.3%) to $4.7 million. Gross margin was 61% for the first quarter of 2009, compared with 56% for the first quarter of 2008. The increased gross margin was attributable to higher relative sales in consumables (which have higher gross margins) as compared to lower relative system and contract research revenues (which traditionally have lower gross margins).

Research and development expenses were $8.8 million for the first quarter of 2009, compared with $4.9 million for the same period of 2008. The increase in research and development expenses for the first quarter of 2009 reflected additional expenses associated with the company’s investment in its molecular diagnostic technology and product development, increased clinical study costs and increased headcount-related expenses (including higher stock-based compensation expense) primarily associated with the building of the company’s infrastructure for its molecular diagnostics business. Selling, general and administrative expenses for the first quarter of 2009 were $14.3 million compared with $9.2 million for the first quarter 2008. The increase in selling, general and administrative expenses in 2009 resulted from increased headcount-related expenses related to the building of the company’s diagnostics sales force, as well as legal fees associated with on-going litigation and acquisition activities. Total operating expenses for the first quarter of 2009 were $23 million, compared with $14.1 million for the first quarter of 2008.

As of March 31, 2009 SEQUENOM had total cash and short- and long-term marketable securities of $87 million and $7.8 million in accounts receivable.

Updated 2009 Financial Guidance

SEQUENOM is updating its 2009 financial guidance as follows:

Genetic Analysis:

•	The company anticipates 2009 revenues to range between $32 million and $35 million
•	Gross margin is expected to be approximately 57% in 2009
•

After corporate allocations Genetic Analysis is expected to report a loss of between $10 million to $12 million, which includes approximately $5 million in non-cash FAS 123R expense, while incurring a cash burn after corporate allocations of breakeven to $2.0 million.

Molecular Diagnostics

•

The company is not providing revenue guidance for the molecular diagnostic business. However, Molecular Diagnostics is expected to incur a net loss after corporate allocations of between $52 million to $55 million, which includes approximately $7 million in non-cash FAS 123R expense, while incurring a cash burn after corporate allocations of approximately $45 million to $50 million.

Consolidated

•	On a consolidated basis the company is expected to report a 2009 loss of between $62 million to $67 million, which includes approximately $12 million in non-cash FAS 123R expenses.
•	On a consolidated basis, Sequenom is expected to have a cash burn of between $45 million to $52 million.

Conference Call

Due to the news announced earlier today SEQUENOM’s management is rescheduling the earnings call previously scheduled for Thursday April 30 to today at 2:00pm. Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the investor relations section of the company’s website at www.sequenom.com.

A webcast replay will be available on the SEQUENOM Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 93862699.

About SEQUENOM

SEQUENOM is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications. The company’s proprietary MassARRAY® system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The company has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms. SEQUENOM maintains a Web site at www.sequenom.com to which SEQUENOM regularly posts copies of its press releases as well as additional information about SEQUENOM. Interested persons can subscribe on the SEQUENOM Web site to email alerts or RSS feeds that are sent automatically when SEQUENOM issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® and MassARRAY® are trademarks of SEQUENOM, Inc.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s planned launch of various non-invasive prenatal tests, all of the statements under Updated 2009 Financial Guidance, and the Company’s ability to develop and commercialize diagnostic tests for use with the MassARRAY platform and other platforms, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, research and development progress, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics and laboratory developed tests, and particularly noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, Inc.

Condensed Consolidated Financial Statements—March 2009

(in thousands, except per share data) Updated

Consolidated Summary of Operations—Q1 09

	Three months ended March 31,
	2009	2008
	(unaudited)	(unaudited)
Revenues:
Consumables	$4,722	$4,660
System related	3,126	4,500
Services	837	1,357
Research and other	3	57

Total revenues	8,688	10,574
Costs and expenses:
Cost of product and service revenue	3,424	4,671
Research and development expenses	8,780	4,885
Sales and marketing expenses	7,319	5,813
General and administrative expenses	6,942	3,370

Total costs and expenses	26,465	18,739

Operating loss	(17,777)	(8,165)
Loss on marketable securities	—	(829)
Interest income and other, net	308	382

Loss before incomes taxes	(17,469)	(8,612)
Deferred tax expense	(20)	(14)

Net loss	$(17,489)	$(8,626)

Weighted average shares outstanding, basic and diluted	61,014	45,330
Net loss per share, basic and diluted:	$(0.29)	$(0.19)

Consolidated Balance Sheet Information
	March 31, 2009	December 31, 2008
	(unaudited)	(audited)
Assets:
Cash, cash equivalents and short-term marketable securities	$81,229	$98,329
Restricted cash	1,369	1,371
Accounts receivable, net	7,807	10,642
Inventories, net	10,565	10,631
Other current assets	1,971	1,311

Total current assets	102,941	122,284
Property, equipment and leasehold improvements, net	10,207	9,195
Long-term marketable securities	5,748	5,748
Goodwill	10,105	2,398
Other long-term assets	984	859

Total assets	$129,985	$140,484

Liabilities and Stockholders' Equity:
Accounts payable	$8,119	$8,321
Accrued expenses	6,527	8,389
Deferred revenue	1,830	1,444
Other current liabilities	616	237
Short-term debt	1,792	884

Total current liabilities	18,884	19,275
Long-term liabilities	6,996	5,233
Stockholders' equity	104,105	116,213

Total liabilities and stockholders' equity	$129,985	$140,721